For Information, Contact:
Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
212-445-8368


             Casual Male Retail Group Reports Comparable Store
                  Sales Increase of 1.8% for August 2004

CANTON, Mass., September 2, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall the exclusive retailer of George Foreman's clothing collection, today announced its sales results for August 2004.

Casual Male reported that August sales results for the Casual Male Big and Tall stores, catalog and e-commerce business, for the four week period ended August 28, 2004, increased 1.9% to $21.8 million from $21.4 million for the prior year's four week period ended August 30, 2003. Comparable store sales increased 1.8% for the month.
CMRG, the largest retailer of big and tall men's apparel, operates 493 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores and subject to the consummation of an asset purchase agreement, 22 Rochester Big and Tall stores and direct to consumer business, and 48 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores, throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."
The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
                             #       #       #